Exhibit 99.1

If you have sold or otherwise transferred all your shares in Rio Tinto, please send this letter at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee.

11 February 2008
The Boards of Rio Tinto reject BHP Billiton’s pre-conditional offers

Dear Shareholder,

I am writing to you about the pre-conditional offers to acquire Rio Tinto that have been announced by BHP Billiton and to explain why you do not have to take any action at this time. The Boards of Rio Tinto are focused on creating value for you, our shareholders, and we believe it is essential that you understand why we decided to reject these offers.

In November 2007, BHP Billiton made an unsolicited approach to acquire Rio Tinto, offering three BHP Billiton shares for each Rio Tinto share. The Rio Tinto Boards unanimously rejected this proposal because it significantly undervalued Rio Tinto and its prospects. Later in November, Rio Tinto outlined its plans to deliver exceptional growth and a series of increased dividends.

On 6 February 2008, BHP Billiton made an announcement of pre-conditional offers for Rio Tinto offering 3.4 BHP Billiton shares for each Rio Tinto share. Under the UK Takeover Code, Rio Tinto is required to notify all shareholders of the terms of BHP Billiton’s pre-conditional offers, details of which accompany this letter.

Rio Tinto’s Boards have given careful consideration to BHP Billiton’s pre-conditional offers and have concluded that they still significantly undervalue Rio Tinto. Accordingly, the Boards have unanimously rejected BHP Billiton’s pre-conditional offers as not in the best interests of shareholders.

Rio Tinto has world-leading positions in major commodities including iron ore, copper and aluminium. With its world class asset base, infrastructure and extensive mineral reserves and resources, Rio Tinto is ideally positioned to supply the world’s increasing raw materials demand and to continue to create and deliver value for our shareholders. Your Boards believe that Rio Tinto is poised for exceptional growth and we have a clear, proven strategy for delivering value to you, our shareholders.

BHP Billiton’s offers, while improved, still fail to recognise the underlying value of Rio Tinto’s high quality assets and prospects. Our plans are unchanged, and will remain so unless a proposal is made that fully reflects the value of Rio Tinto. We are forging ahead with our strategy of operating and developing large scale, long life, low cost assets to generate significant value for shareholders.

BHP Billiton’s announcement is not a firm offer for your shares or ADRs. There is currently no formal offer for you to consider. You do not need to take any action. BHP Billiton has merely announced its intention to make formal offers if certain pre-conditions are met. BHP Billiton has said that the satisfaction of these pre-conditions, relating to competition law and foreign investment approvals, may not occur until the end of 2008. Even if those conditions are satisfied, BHP Billiton’s offers would be subject to additional conditions.

BHP Billiton may seek to contact you in relation to their offers. Should this occur, you should take no action until Rio Tinto’s Boards contact you. If you have any questions regarding this process, you can call freephone in the UK: 0800-987-8750, Australia: 1-800-835-640 or in the US: 1-888-410-7850 or visit our website at www.riotinto.com/response. Your Boards will continue to focus on value and wish to take this opportunity to thank you for your continuing support. We will keep you advised of any developments.

Yours sincerely,

Paul Skinner
Chairman

Rio Tinto plc. Registered office 5 Aldermanbury Square, London EC2V 7HR, United Kingdom.
Registered in England No. 719885

Rio Tinto Limited. Registered office 120 Collins Street, Melbourne 3000, Australia
ABN 96 004 458 404

Directors’ Responsibility Statement
The Directors of Rio Tinto plc and Rio Tinto Limited accept responsibility for the information contained in this letter, except that the only responsibility accepted in respect of information relating to BHP Billiton, which has been compiled from published sources, is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the Directors of Rio Tinto plc and Rio Tinto Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this letter is in accordance with the facts and does not omit anything likely to affect the import of such information.

Subject to the above, none of Rio Tinto, any of its officers or any person named in this letter with their consent or any person involved in the preparation of this letter makes any representation or warranty (either express or implied) or gives any assurance that the implied values, anticipated results, performance or achievements expressed or implied in forward-looking statements contained in this letter will be achieved.

Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the United Kingdom’s Code on Takeovers and Mergers (the “Code”), if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of any of Rio Tinto plc, Rio Tinto Limited, BHP Billiton Plc or BHP Billiton Limited, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction.

The relevant disclosure must also include details of all “interests” or “dealings” in any class of “relevant securities” of the other company which is part of its DLC structure. Therefore, if, for example, a disclosure is being made in respect of a dealing in securities of Rio Tinto plc, an accompanying disclosure must also be made of interests or short positions held in securities of Rio Tinto Limited, even if the person’s interest or short position is less than 1% of the relevant class. The same approach should be adopted in respect of securities of BHP Billiton Plc and BHP Billiton Limited. Therefore, each disclosure should consist of two Rule 8.3 disclosure forms, one for the plc arm of the DLC structure and one for the Limited arm of the DLC structure, released as one announcement.

This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of any of Rio Tinto plc, Rio Tinto Limited, BHP Billiton Plc or BHP Billiton Limited, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all “dealings” in “relevant securities” of either Rio Tinto or BHP Billiton by either Rio Tinto or BHP Billiton, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

Important Information
There can be no certainty that any offers will be made nor as to the terms on which any offers may be made.

In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

Forward-Looking Statements
This letter includes forward-looking statements. All statements other than statements of historical facts included in this letter, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto's most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this letter. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this announcement should be interpreted to mean that future earnings per share of Rio Tinto plc or Rio Tinto Limited will necessarily match or exceed its historical published earnings per share.

Rio Tinto seeks to minimise our impact on the environment. Please consider recycling.

TERMS AND CONDITIONS OF THE BHP BILLITON OFFERS

APPENDIX I - PRINCIPAL TERMS OF THE OFFERS

1	The Rio Tinto plc Offer
The Rio Tinto plc Offer will be structured as an offer by BHP Billiton Limited for Rio Tinto plc:

–	3.4 BHP Billiton shares for each Rio Tinto plc Share;

–	Basic entitlement to 80 per cent BHP Billiton Plc Shares and 20 per cent BHP Billiton Limited Shares;

–	Mix and Match Facility; and

–	Free Share Sale Facility for New BHP Billiton Limited Shares for Rio Tinto plc Shareholders who hold fewer than 25,000 Rio Tinto plc Shares.

The Mix and Match Facility would allow Rio Tinto plc Shareholders to elect to receive a higher proportion of New BHP Billiton Plc Shares or New BHP Billiton Limited Shares than the basic entitlement affords. However, the total number of New BHP Billiton Plc Shares and New BHP Billiton Limited Shares to be issued to Rio Tinto plc Shareholders in aggregate under the Rio Tinto plc Offer will not be varied as a result of elections made under the Mix and Match Facility.

Accordingly, BHP Billiton Limited’s ability to satisfy elections made by Rio Tinto plc Shareholders under the Mix and Match Facility will depend upon other Rio Tinto plc Shareholders making offsetting elections. To the extent that elections for New BHP Billiton Plc Shares or New BHP Billiton Limited Shares cannot be satisfied in full, they will be scaled back on a pro rata basis.

As a result, any Rio Tinto plc Shareholder who makes a valid election to receive more than his/her basic entitlement to either New BHP Billiton Limited Shares or New BHP Billiton Plc Shares will not know the exact proportion of New BHP Billiton Limited Shares and New BHP Billiton Plc Shares he/she will receive until settlement of his/her consideration under the Rio Tinto plc Offer.

Any Rio Tinto plc Shareholder who does not make an election under the Mix and Match Facility will receive 80 per cent New BHP Billiton Plc Shares and 20 per cent New BHP Billiton Limited Shares in accordance with the basic terms of the Rio Tinto plc Offer.

Further details of the Mix and Match Facility will be included in the Rio Tinto plc Offer Document to be published in connection with the Rio Tinto plc Offer.

A brief description of the Share Sale Facility is given in paragraph 15 of the Announcement.

Rio Tinto plc Shareholders will obtain their entitlement to New BHP Billiton Plc Shares through an automatic exchange mechanism whereby they will initially be issued with the appropriate number of Interim Shares which will immediately be exchanged for New BHP Billiton Plc Shares.

BHP Billiton reserves the right to implement the Rio Tinto plc Offer by way of a scheme of arrangement for Rio Tinto plc or to otherwise amend the terms of the Rio Tinto plc Offer, subject to the UK Code.

2	US shareholders of Rio Tinto plc

The Rio Tinto plc Offer is to be made to holders of Rio Tinto plc Shares who are located in the US and to all holders of Rio Tinto plc ADRs, wherever located (not solely US holders of ADRs) by means of the US Offer, which forms part of the Rio Tinto plc Offer. The treatment of holders of Rio Tinto plc ADRs will generally be comparable to the treatment of holders of Rio Tinto plc Shares discussed in the Announcement, except that the consideration such Rio Tinto ADR holders receive will ultimately be in the form of new BHP Billiton Limited ADRs and new BHP Billiton Plc ADRs. The terms of the US Offer will be set forth in a Registration Statement on Form F-4 which BHP Billiton plans to file with the SEC and which will need to be declared effective by the SEC prior to the issuance of any securities pursuant to the US Offer.

Acceptances under the US Offer will count towards any required thresholds under the Rio Tinto plc Offer.

3	The Rio Tinto Limited Offer

The Rio Tinto Limited Offer will be structured as an offer by BHP Billiton Limited for Rio Tinto Limited. Under the terms of the Rio Tinto Limited Offer, BHP Billiton will offer Rio Tinto Limited Shareholders 3.4 New BHP Billiton Limited Shares for each Rio Tinto Limited Share.

BHP Billiton reserves the right to implement the Rio Tinto Limited Offer by way of a scheme of arrangement for Rio Tinto Limited or to otherwise amend the terms of the Rio Tinto Limited Offer in a way which is not substantially less favourable to Rio Tinto Limited Shareholders, subject to the Australian Corporations Act.

APPENDIX II - PRE-CONDITIONS TO THE RIO TINTO PLC OFFER AND THE RIO TINTO LIMITED OFFER

The making of:

•	the Rio Tinto plc Offer by the posting of the Rio Tinto plc Offer Document and Rio Tinto plc Offer Form of Acceptance; and

•	the Rio Tinto Limited Offer by the posting of the BHP Billiton Bidder's Statement and the Rio Tinto Limited Offer Form of Acceptance,

will take place following the satisfaction of, or to the extent permitted by the UK Panel, waiver by BHP Billiton Limited of, the following Pre-conditions:

European Union merger control
(A)	insofar as the Acquisition constitutes a concentration with a Community dimension within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Merger Regulation”):

	(i)	one of the following having occurred:

		(a)	the European Commission having made a decision declaring the concentration compatible with the common market under Article 6(1)(b), 8(1) or 8(2) of the Merger Regulation; or

		(b)	the European Commission not having taken a decision in accordance with Article 6(1)(b), 6(1)(c), 8(1), 8(2) or 8(3) of the Merger Regulation within the time limits set in Articles 10(1) and 10(3) and is thereby deemed to have declared the concentration compatible with the common market pursuant to the presumption in Article 10(6) of the Merger Regulation; or

		(c)	if the European Commission shall have made a referral to one or more competent authorities under Articles 4(4) or 9(1) of the Merger Regulation in connection with part or all of the concentration:

			1.	such competent authorities having issued a decision, finding or declaration approving the proposed acquisition and permitting its closing without any breach of applicable law or of the Merger Regulation; and

			2.	the Pre-condition set out in sub-paragraphs (a) or (b) above having been satisfied in respect of any part of the concentration retained to be reviewed by the European Commission under the Merger Regulation; and

	(ii)	if one or more competent authorities takes appropriate measures to protect its legitimate interests pursuant to Article 21(4) of the Merger Regulation, such measures not preventing completion of the proposed acquisition without a breach of any applicable law or of the Merger Regulation;

US merger control
(B)	all filings having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition and no member of the Rio Tinto Group or the BHP Billiton Group being subject to threatened or actual litigation, or to any order or injunction of a court of competent jurisdiction in the United States that prohibits consummation of the Acquisition as a result of action brought by the US Federal Trade Commission or US Department of Justice;

Australian foreign investment approval
(C)	one of the following having occurred:

	(i)	BHP Billiton having received written notice issued by or on behalf of the Australian Treasurer stating that there are no objections under the Australian Government’s foreign investment policy to a Relevant Acquisition, such notice being unconditional; or

	(ii)	the period provided under the Australian FATA during which the Australian Treasurer may make an order or interim order under the Australian FATA prohibiting a Relevant Acquisition having expired, without such an order having been made; or

	(iii)	if an interim order shall have been made to prohibit a Relevant Acquisition, the subsequent period for making a final order having elapsed without any such final order having been made;

Australian merger control
(D)	either one of the following having occurred:

	(i)	BHP Billiton having received notice in writing from the ACCC to the effect that the ACCC does not propose to intervene in or seek to prevent the Acquisition pursuant to section 50 of the Australian Trade Practices Act, such notice being unconditional; or

	(ii)	BHP Billiton having been granted clearance or authorisation for the Acquisition by the ACCC or the Australian Competition Tribunal under Part VII of the Australian Trade Practices Act (such clearance or authorisation being unconditional), and no application for review of such clearance or authorisation having been made within the period prescribed by such Act;

Canadian merger control
(E)	either one of the following having occurred:

	(i)	the Canadian Commissioner having issued an advance ruling certificate under section 102(1) of the Canadian Competition Act in respect of the Acquisition; or

	(ii)	any applicable waiting period under the Canadian Competition Act having expired or been earlier terminated or waived by the Canadian Commissioner, and BHP Billiton having been advised by the Canadian Commissioner that she has determined that grounds do not exist for her to make an application to the Canadian Competition Tribunal under section 92 of the Canadian Competition Act for an order in respect of the Acquisition, such advice being unconditional; and

South African merger control
(F)	the South African Competition Authorities having unconditionally approved the Acquisition in terms of Chapter 3 of the South African Competition Act.

BHP Billiton Limited shall be entitled to waive all and any of the above Pre-conditions in whole or in part.

APPENDIX III - CONDITIONS AND FURTHER TERMS OF THE RIO TINTO PLC OFFER

1	Conditions to the Rio Tinto plc Offer
The Rio Tinto plc Offer, which will be made by BHP Billiton Limited will comply with the rules and regulations of the Financial Services Authority and the London Stock Exchange and the UK Code.

The Rio Tinto plc Offer will be subject to the fulfilment of the following conditions:

Minimum acceptance condition
(A)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m (London time) on the first closing date of the Rio Tinto plc Offer (or such later time(s) and/or date(s) as BHP Billiton Limited may, with the consent of the UK Panel or in accordance with the UK Code, decide) in respect of the Rio Tinto Plc Shares which would result in BHP Billiton Limited and/or any other members of the BHP Billiton Group holding Rio Tinto Plc Shares which together amount to more than 50 per cent. in nominal value of the total number of Rio Tinto Plc Shares, provided that this condition shall not be satisfied unless BHP Billiton Limited and/or any members of the BHP Billiton Group shall have acquired or agreed to acquire (whether pursuant to the Rio Tinto plc Offer or otherwise) Rio Tinto Plc Shares carrying in aggregate more than 50 per cent of the voting rights then normally exercisable at general meetings of Rio Tinto plc. For the purposes of this condition:

	(i)	shares which have been unconditionally allotted but not issued before the Rio Tinto plc Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry on being entered into the register of members of Rio Tinto plc; and

	(ii)	the expression “Rio Tinto plc Shares to which the Rio Tinto plc Offer relates” shall be construed in accordance with sections 974 to 991 of the UK Companies Act 2006.

European Union merger control
(B)	in the event that Pre-condition (A) is waived, insofar as the Acquisition constitutes a concentration with a Community dimension within the scope of the Merger Regulation;

	(i)	one of the following having occurred:

		(a)	the European Commission having made a decision declaring the concentration compatible with the common market under Article 6(1)(b), 8(1) or 8(2) of the Merger Regulation (or having been deemed to have declared the concentration compatible with the common market pursuant to the presumption in Article 10(6) of the Merger Regulation); or

		(b)	the European Commission not having taken a decision in accordance with Article 6(1)(b), 6(1)(c), 8(1), 8(2) or 8(3) of the Merger Regulation within the time limits set in Articles 10(1) and 10(3) and is thereby deemed to have declared the concentration compatible with the common market pursuant to the presumption in Article 10(6) of the Merger Regulation; or

		(c)	if the European Commission shall have made a referral to one or more competent authorities under Articles 4(4) or 9(1) of the Merger Regulation in connection with part or all of the concentration:

			1.	such competent authorities having issued a decision, finding or declaration approving the proposed acquisition and permitting its closing without any breach of applicable law or of the Merger Regulation; and

			2.	the condition set out in sub-paragraphs (a) or (b) above having been satisfied in respect of any part of the concentration retained to be reviewed by the European Commission under the Merger Regulation;
and

	(ii)	if one or more competent authorities takes appropriate measures to protect its legitimate interests pursuant to Article 21(4) of the Merger Regulation, such measures not preventing completion of the proposed acquisition without a breach of any applicable law or of the Merger Regulation;

US merger control
(C)	in the event that Pre-condition (B) is waived, all filings having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976

and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition and no member of the Rio Tinto Group or the BHP Billiton Group being subject to threatened or actual litigation, or to any order or injunction of a court of competent jurisdiction in the United Sates that prohibits consummation of the Acquisition as a result of action brought by the US Federal Trade Commission or US Department of Justice;

Australian foreign investment approval
(D)	in the event that Pre-condition (C) is waived, one of the following having occurred:

	(i)	BHP Billiton having received written notice issued by or on behalf of the Australian Treasurer stating that there are no objections under the Australian Government’s foreign investment policy to a Relevant Acquisition, such notice being unconditional; or

	(ii)	the period provided under the Australian FATA during which the Australian Treasurer may make an order or interim order under the Australian FATA prohibiting a Relevant Acquisition having expired without such an order having been made; or

	(iii)	if an interim order shall have been made to prohibit a Relevant Acquisition, the subsequent period for making a final order having elapsed without any such final order having been made;

Australian merger control
(E)	in the event that Pre-condition (D) is waived, either one of the following having occurred:

	(i)	BHP Billiton having received notice in writing from the ACCC to the effect that the ACCC does not propose to intervene in or seek to prevent the Acquisition pursuant to section 50 of the Australian Trade Practices Act, such notice being unconditional; or

	(ii)	BHP Billiton having been granted clearance or authorisation for the Acquisition by the ACCC or the Australian Competition Tribunal under Part VII of the Australian Trade Practices Act (such clearance or authorisation being unconditional), and no application for review of such clearance or authorisation having been made within the period prescribed by such Act;

Canadian merger control
(F)	in the event that Pre-condition (E) is waived, either one of the following having occurred:

	(i)	the Canadian Commissioner having issued an advance ruling certificate under section 102(1) of the Canadian Competition Act in respect of the Acquisition; or

	(ii)	any applicable waiting period under the Canadian Competition Act having expired or been earlier terminated or waived by the Canadian Commissioner, and BHP Billiton having been advised by the Canadian Commissioner that she has determined that grounds do not exist for her to make an application to the Canadian Competition Tribunal under section 92 of the Canadian Competition Act for an order in respect of the Acquisition, such advice being unconditional;

South African merger control
(G)	in the event that Pre-condition (F) is waived, the South African Competition Authorities having unconditionally approved the Acquisition in terms of Chapter 3 of the South African Competition Act;

Approvals by Public Authorities
(H)	BHP Billiton having received all Approvals (other than those referred to in paragraphs (B) to (G) above, inclusive) which are required by law or by any Public Authority:

	(i)	to permit the Rio Tinto plc Offer and the Rio Tinto Limited Offer to be made and to be accepted by Rio Tinto plc Shareholders and Rio Tinto Limited Shareholders, respectively; or

	(ii)	as a result of the Acquisition and which are necessary for the continued operation or ownership of the business or any part of the business of any member of the Rio Tinto Group,

and, in each case, those Approvals shall have been on an unconditional basis and remain in force in all respects and there has been no notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew those Approvals;

No action adversely affecting the Acquisition
(I)	during the Relevant Period:

	(i)	there having not been any preliminary or final decision, order or decree issued by any Public Authority;

	(ii)	no action, investigation or examination or any other step having been taken, instituted, or threatened by any Public Authority;

	(iii)	no application having been made to any Public Authority (other than an application by BHP Billiton Limited or any company within the BHP Billiton Group);
which:

	(iv)	restrains, prohibits or impedes, or threatens to restrain, prohibit or impede, or may otherwise materially adversely impact upon:

(a) the Acquisition (including the making of the Rio Tinto plc Offer or the Rio Tinto Limited Offer or the acquisition by BHP Billiton of any other securities in Rio Tinto plc or Rio Tinto Limited or any other member of the Rio Tinto Group); or

(b) the rights of BHP Billiton Limited in respect of any Rio Tinto plc Shares or Rio Tinto Limited Shares to be acquired under the Rio Tinto plc Offer or the Rio Tinto Limited Offer or otherwise or any other securities in any member of the Rio Tinto Group; or

	(v)	in consequence of, or in connection with, the Acquisition, seeks to require the divestiture by BHP Billiton Limited of any Rio Tinto plc Shares or Rio Tinto Limited Shares, or the divestiture of any assets (including the variation or termination of any contractual rights) by any member of the Rio Tinto Group or by any member of the BHP Billiton Group;

	(vi)	in consequence of, or in connection with, the Acquisition, imposes any limitation on the ability of any member of the BHP Billiton Group or the Rio Tinto Group to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof being a limitation that (individually or together with others) has or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of any member of the BHP Billiton Group or any member of the Rio Tinto Group; or

	(vii)	in consequence of, or in connection with, the Acquisition, requires any member of the BHP Billiton Group to acquire or offer to acquire any shares or other securities (or the equivalent) or interest in any body corporate or other entity, other than Rio Tinto plc or Rio Tinto Limited and during the Relevant Period, all applicable waiting and other time periods during which any Public Authority could institute, implement or threaten any action, proceeding, suit, investigation, examination, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Rio Tinto plc Offer or Rio Tinto Limited Offer or the acquisition or proposed acquisition of any Rio Tinto plc Shares or Rio Tinto Limited Shares having expired, lapsed or terminated;

(J)	during the Relevant Period no law having been enacted, made, proclaimed or decreed, or having been proposed to be enacted, made, proclaimed or decreed, which:

	(i)	restrains, prohibits or impedes, or threatens to restrain, prohibit or impede, or may otherwise materially adversely impact upon:

(a) the Acquisition (including the making of the Rio Tinto plc Offer or the Rio Tinto Limited Offer or the acquisition by BHP Billiton Limited of any other securities in Rio Tinto plc or Rio Tinto Limited or any other member of the Rio Tinto Group); or

(b) the rights of BHP Billiton Limited in respect of any Rio Tinto plc Shares or Rio Tinto Limited Shares to be acquired under the Rio Tinto plc Offer or the Rio Tinto Limited Offer or otherwise or any other securities in any member of the Rio Tinto Group; or

	(ii)	seeks to require the divestiture by BHP Billiton Limited of any Rio Tinto plc Shares or Rio Tinto Limited Shares, or the divestiture of any assets by (including the variation or termination of any contractual rights of) any member of the Rio Tinto Group or by any member of the BHP Billiton Group; or

	(iii)	imposes any limitation on the ability of any member of the BHP Billiton Group or the Rio Tinto Group to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof being a limitation that (individually or together with others) has or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of any member of the BHP Billiton Group or any member of the Rio Tinto Group; or

	(iv)	requires any member of the BHP Billiton Group to acquire or offer to acquire any shares or other securities (or the equivalent) or interest in any body corporate or other entity other than Rio Tinto plc or Rio Tinto Limited;

or would do so (in respect of any or all of the foregoing) if enacted, made, proclaimed or decreed as proposed;

BHP Billiton shareholder approval
(K)	the BHP Billiton Shareholder Resolutions having been passed at the BHP Billiton EGMs (or at any adjournment thereof);

Quotation of New BHP Billiton Plc Shares, new BHP Billiton Plc ADRs, New BHP Billiton Limited Shares and new BHP Billiton Limited ADRs
(L)	the admission to the UK Official List of the New BHP Billiton Plc Shares to be issued in connection with the Rio Tinto plc Offer having become effective in accordance with the UK Listing Rules and the admission of such shares to trading having become effective in accordance with the Admission and Disclosure Standards of the London Stock Exchange or if BHP Billiton and Rio Tinto plc so determine and subject to the consent of the UK Panel, the UKLA having agreed to admit such shares to the UK Official List and the London Stock Exchange having agreed to admit such shares to trading subject only to (i) the allotment of such shares and/or (ii) the Rio Tinto plc Offer having become or having been declared unconditional in all respects;

(M)	permission for the admission to quotation of the New BHP Billiton Limited Shares to be issued in connection with the Rio Tinto plc Offer having been granted by ASX, subject only to:

	(i)	the allotment and issue of such shares; and

	(ii)	the provision of the following information to ASX:

(a) the date of allotment and number of shares for which quotation is sought;

(b) confirmation that the shares have been allocated into the issuer sponsored sub register;

(c) a statement setting out the issued capital of BHP Billiton Limited following allotment; and

(d) a statement setting out the names of the 20 largest holders of BHP Billiton Limited Shares and the percentage held by each;

(N)	confirmation having been received by BHP Billiton that the new BHP Billiton Plc ADRs representing the New BHP Billiton Plc Shares and the new BHP Billiton Limited ADRs representing the New BHP Billiton Limited Shares being offered in the US Offer have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, and, absent an available exemption from the registration requirements of the Securities Act, the registration statement for the New BHP Billiton Plc Shares, the new BHP Billiton Plc ADRs, the New BHP Billiton Limited Shares and the new BHP Billiton Limited ADRs to be issued pursuant to the US Offer having become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued nor proceedings for that purpose having been initiated or threatened by the SEC and BHP Billiton Plc having received all necessary US state securities law or blue sky authorizations;

Inter-conditionality of Rio Tinto plc Offer and Rio Tinto Limited Offer
(O)	the Rio Tinto Limited Offer having become or having been declared free of all Rio Tinto Limited Offer Conditions (other than the Rio Tinto plc Offer Defeating Condition);

Non-existence of certain rights
(P)	no person (other than a member of the BHP Billiton Group) having or will have any right (whether subject to conditions or not) under any Material Rio Tinto Agreement, in consequence of BHP Billiton Limited acquiring securities in Rio Tinto plc or Rio Tinto Limited or a change in the control or management of Rio Tinto plc or Rio Tinto Limited or otherwise, to:

	(i)	acquire from any member of the Rio Tinto Group, or to require the disposal by any member of the Rio Tinto Group of, or to require any member of the Rio Tinto Group to offer to dispose of, any Material Rio Tinto Asset;

	(ii)	terminate, or to vary the terms or performance of, or to vary the rights, obligations and liabilities of any member of the Rio Tinto Group under, any Material Rio Tinto Agreement;

	(iii)	require repayment of any moneys borrowed by or any other indebtedness (actual or contingent) of any member or members of the Rio Tinto Group immediately or earlier than their or its stated maturity date or repayment date for a material amount in aggregate or withdraw or inhibit the ability of any member to borrow moneys or incur indebtedness;

	(iv)	enforce, claim, create or vary any mortgage, charge or other security interest over any Material Rio Tinto Asset,

other than a right for which a written, enforceable, irrevocable and unconditional waiver or release has been obtained from the person by Rio Tinto plc and Rio Tinto Limited before the end of the Relevant Period, and which waiver or release has been publicly disclosed;

No material transactions, claims or changes in the conduct of the business of the Rio Tinto Group
(Q)	save as disclosed in any public announcement by Rio Tinto plc or Rio Tinto Limited in each case delivered to a Regulatory Information Service or to the ASX (“Publicly Disclosed”) prior to the Announcement Date, no member of the Rio Tinto Group having during the Relevant Period:

	(i)	acquired, offered to acquire or agreed to acquire one or more shares, companies or assets (or an interest in one or more shares, companies or assets) for an amount in aggregate that is material;

	(ii)	disposed (including by grant of a mortgage, charge, encumbrance or other security interest), offered to dispose or agreed to dispose of:

(a) one or more shares, companies or assets (or an interest in one or more shares, companies or assets) for an amount or having a market value in aggregate that is material;

(b) one or more Iron Ore Assets (or an interest in one or more Iron Ore Assets) for an amount or having a market value in aggregate that is material in the context of the Iron Ore Business;

For the avoidance of doubt

(c) a disposal of, an offer to dispose of or an agreement to dispose of one or more shares or interests in a company or entity which owns (directly or indirectly) an interest in an Iron Ore Asset is taken to be a disposal of, an offer to dispose of or an agreement to dispose of (as the case may be) an interest in that Iron Ore Asset; and

(d) a reference to assets in subparagraph (a) above includes (without limitation) Iron Ore Assets;

(iii)	entered into or offered to enter into any joint venture, asset or profit sharing, partnership, merger of businesses (including through a multiple listed companies structure) or of corporate entities:

(a) in respect of any Iron Ore Assets having a market value in aggregate that is material in the context of the Iron Ore Business; or

(b) otherwise involving a material commitment in aggregate;

(iv)	other than in the ordinary course of business, incurred, committed to or brought forward the time for incurring or committing, or granted to another person a right the exercise of which would involve a member of the Rio Tinto Group incurring or committing to, any capital expenditure or liability, or forgone any revenue, for one or more related items or amounts that are material in aggregate;

(v)	issued or agreed to issue, authorised or proposed the issue of, any equity, debt or hybrid security (including any security convertible into shares of any class) or rights, warrants or options to subscribe for or acquire any such securities, other than Rio Tinto plc Shares or Rio Tinto Limited Shares issued as a result of exercise or conversion of any options or rights issued or granted pursuant to a Rio Tinto plc Share Scheme or Rio Tinto Limited Share Scheme provided that the issue or grant of the options or rights was made and publicly disclosed before the Announcement Date;

(vi)	recommended, declared, paid or made, or resolved to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash, in specie or otherwise except for half-year and full-year dividends payable in cash at a level which is not materially different to the past practice of the relevant member of the Rio Tinto Group;

(vii)	made or authorised or proposed or announced an intention to propose any change in its loan capital for a material amount in aggregate;

(viii)	issued or agreed to issue any debentures or save in the ordinary course of business incurred or increased any indebtedness or become subject to any contingent liability for a material amount in aggregate;

(ix)	purchased, bought-back, cancelled, redeemed or repaid any of its own shares or other securities or the shares or securities of any other member of the Rio Tinto Group, or otherwise reduced its share capital in any way, or consolidated or subdivided all or any part of its share capital or otherwise converted any or all of its shares into a larger or smaller number, or otherwise made any other change to, or reconstruction of, any part of its share capital (other than as a consequence of an issue of Rio Tinto plc Shares or Rio Tinto Limited Shares upon the exercise or conversion of any options or rights issued or granted pursuant to a Rio Tinto plc Share Scheme or Rio Tinto Limited Share Scheme provided that the issue or grant of the options or rights was made and Publicly Disclosed before the Announcement Date);

(x)	implemented or entered into any scheme or arrangement or compromise (including one for a reconstruction or amalgamation of any members of the Rio Tinto Group), or a deed of company arrangement, or any analogous procedure, scheme or arrangement in any jurisdiction;

(xi)	entered into, renewed or changed the terms of any contract of service with, any director or senior executive of Rio Tinto plc or Rio Tinto Limited or another material member of the Rio Tinto Group;

(xii)	taken any corporate action or had any legal proceedings started or threatened against it in any jurisdiction and no order or determination having been made by a Public Authority:

(a) for its winding-up, dissolution or reorganisation; or

(b) for the appointment of a receiver, receiver and manager, administrative receiver, administrator, trustee or similar officer in respect of all or any of its assets or revenues; or

(c) for the appointment of an administrator, liquidator or provisional liquidator,

(or any analogous proceedings in any jurisdiction), and no such person having been appointed during the Relevant Period;

(xiii)	had any claim made or threatened against it, or litigation, arbitration proceedings, prosecution or other legal proceedings commenced against it, involving a claim of a material amount;

(xiv)	other than in the ordinary course of business, entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Rio Tinto Group or, if the Acquisition is completed, the Enlarged Group, where such restriction having had or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of any member of the Rio Tinto Group or, if the Acquisition is completed, any member of the Enlarged Group;

(xv)	waived or compromised any claim for a material amount (or for amounts which in aggregate are material);

(xvi)	made any changes in its Constitution or passed any special resolution;

(xvii)	varied or terminated any of the Rio tinto DLC Agreements;

	(xviii)	borrowed or agreed to borrow any money (except for temporary borrowing from its bankers in the ordinary course of business) for a material amount (or for amounts which in aggregate are material);

	(xix)	released, discharged or modified any substantial obligation to it of any person, firm or corporation (or agreed to do so) and such release, discharge or modification having had or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of any member of the Rio Tinto Group;

	(xx)	done anything that (individually or together with any other things done by the member or any other member of the Rio Tinto Group) having had or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of any member of the Rio Tinto Group;

	(xxi)	publicly disclosed the existence of any matter described in sub-paragraphs (i) to (xx) above of this condition (Q); or

	(xxii)	entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or publicly announced an intention to, or proposal to, do anything described in sub-paragraphs (i) to (xx) above of this condition (Q);

No material adverse change
(R)	during the Relevant Period:

	(i)	there having been no occurrence, event or matter, including (without limitation):

(a) any change in the status or terms of arrangements entered into with any member of the Rio Tinto Group, any change in the status or terms of any Approvals which are applicable to any member of the Rio Tinto Group or any steps having been taken which are likely to result in a change in the status or terms of any Approvals which are applicable to any member of the Rio Tinto Group (whether or not wholly or partly attributable to the making of the Rio Tinto plc Offer or the Rio Tinto Limited Offer or the acquisition of any shares in Rio Tinto plc or Rio Tinto Limited);

(b) any failure by any past or present member of the Rio Tinto Group to comply with any law or regulation of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters or otherwise any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such law or regulation, and wherever the same may have taken place); or

(c) any past or present member of the Rio Tinto Group having become liable (whether actually or contingently) to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Rio Tinto Group;

(d) any litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Rio Tinto Group is or may become a party (whether as a plaintiff, defendant or otherwise), or any investigation by any Public Authority against or in respect or any member of the Rio Tinto Group, having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Rio Tinto Group;

(e) any contingent or other liability having arisen;

(f) any liability for duty or tax;

(g) any change in law (whether retrospective or not),

that (individually or together with others) has had or could reasonably be expected to have a materially adverse effect on the assets, liabilities, financial or trading position, profitability, production or prospects of the Rio Tinto Group taken as a whole; and

	(ii)	no occurrence, event or matter, as described in sub-paragraph (i) above of this condition (R), which occurred before the Announcement Date but was not apparent from publicly available information before then, having become public;

(S)	during the Relevant Period, BHP Billiton Limited not having discovered that any document filed by or on behalf of any member of the Rio Tinto Group with any Public Authority or ASIC prior to the Announcement Date contains a material inaccuracy or is misleading (whether by omission or otherwise) in a material respect;

Withdrawals
(T)	if after the Rio Tinto plc Offer shall have become or have been declared unconditional as to acceptances Rio Tinto plc Shareholders who have accepted the Rio Tinto plc Offer having become entitled to withdraw their acceptances pursuant to Section 87Q of the Financial Services and Markets Act 2000 (UK) Rio Tinto plc Shareholders not having withdrawn their acceptances in respect of such number of Rio Tinto plc Shares so that the Rio Tinto plc Shares acquired or agreed to be acquired by BHP Billiton Limited or any of its wholly-owned subsidiaries, either pursuant to the Rio Tinto plc Offer or otherwise, will result in BHP Billiton Limited and any of its wholly-owned subsidiaries holding Rio Tinto plc Shares which together carry 50 per cent. or less of the voting rights then normally exercisable at general meetings of Rio Tinto plc; and

BHP Billiton Limited reserves the right to waive, in whole or in part, all or any of the above conditions, except conditions (A) and (K). BHP Billiton Limited may waive conditions (L) and (M) only with the prior approval of the UK Panel.

Condition (K) must be fulfilled by, and conditions (B) to (J) (inclusive) and (L) to (T) (inclusive) fulfilled or waived by midnight (London time) on the 21st day after the later of the first closing date of the Rio Tinto plc Offer and the date on which condition (A) is fulfilled (or in each such case such later date as BHP Billiton Limited may, with the consent of the UK Panel, decide). BHP Billiton Limited shall be under no obligation to waive or treat as satisfied any of the conditions (B) to (J) (inclusive) and (L) to (T) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other conditions of the Rio Tinto plc Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment. If BHP Billiton Limited is required by the UK Panel to make an offer for Rio Tinto plc Shares under the provisions of Rule 9 of the UK Code, BHP Billiton Limited may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

In the event that Pre-Condition (A) is waived, if the Acquisition constitutes a concentration with a community dimension within the scope of the Merger Regulation and the European Commission initiates proceedings under Article 6(1)(c) or following a referral by the European Commission under Article 9(1) to a competent authority in the United Kingdom there is a subsequent reference to the Competition Commission before, in each case, 3.00 p.m. (London time) on the first closing date of the Rio Tinto plc Offer or the date and time on which the Rio Tinto plc Offer becomes unconditional (whichever is the later), the Rio Tinto plc Offer will lapse. If the Rio Tinto plc Offer lapses, the Rio Tinto plc Offer will cease to be capable of further acceptance and BHP Billiton Limited and accepting Rio Tinto plc Shareholders will cease to be bound by acceptances submitted at or before the time when the Rio Tinto plc Offer so lapses.

The Rio Tinto plc Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out above and in the formal Rio Tinto plc Offer Document and related Form of Acceptance.

2 Certain further terms of the Rio Tinto plc Offer
Fractions of New BHP Billiton Limited Shares or Interim Shares will not be allotted or issued to persons accepting the Rio Tinto plc Offer. Fractional entitlements will be rounded up or down to the nearest whole number (with entitlements to 0.5 of a New BHP Billiton Limited Share or of an Interim Share being rounded up).

The Rio Tinto plc Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, Japan or any other jurisdiction where to do so would constitute a violation of the laws of that jurisdiction and the Rio Tinto plc Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any such jurisdiction.

BHP Billiton Limited reserves the right to deem a shareholder resident in such a jurisdiction to have elected for a particular form of consideration, or to have made no election at all, or to offer such shareholder cash only by way of consideration, in each case in connection with the Rio Tinto plc Offer or any compulsory acquisition procedures. BHP Billiton Limited further reserves the right to meet the cash consideration due to such shareholders either from its own reserves or by arranging, as it thinks fit, the sale or allotment of the shares to which such shareholders would otherwise be entitled and then remitting the cash proceeds of such sale or allotment, net of expenses, to such shareholders instead.

The New BHP Billiton Plc Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing BHP Billiton Plc Shares, save that BHP Billiton Limited reserves the right to withhold any dividend not yet paid for the half year ending 31 December 2008 or any subsequent period if Rio Tinto plc Shareholders would otherwise receive a Rio Tinto dividend and a BHP Billiton dividend for the same period or a substantial part of that period. Applications will be made to the UKLA for the New BHP Billiton Plc Shares to be admitted to the Official List and to the London Stock Exchange for the New BHP Billiton Plc Shares to be admitted to trading.

In addition, application will be made to the New York Stock Exchange for listing of the new BHP Billiton Limited ADRs (representing New BHP Billiton Limited Shares) and the new BHP Billiton Plc ADRs (representing the New BHP Billiton Plc Shares) being offered in the US Offer.

Application will be made for New BHP Billiton Limited Shares to be admitted to quotation on ASX. It is expected that admission will become effective upon issue and allotment of the New BHP Billiton Limited Shares to accepting Rio Tinto shareholders and provision of standard information to ASX, and that such New BHP Billiton Limited Shares may be traded on ASX as from that time. The New BHP Billiton Limited Shares will, when issued, be fully paid and rank pari passu in all respects with existing BHP Billiton Limited Shares, including, where the record date for determining entitlements is on or after the date of issue of New BHP Billiton Limited Shares, the right to all dividends and other distributions (if any) declared, made or paid by BHP Billiton Limited save that BHP Billiton reserves the right to withhold any dividend not yet paid for the half year ending 31 December 2008 or any subsequent period if Rio Tinto shareholders would otherwise receive a Rio Tinto dividend and a BHP Billiton dividend for the same period or a substantial part of that period.

The Rio Tinto plc Shares which will be acquired under the Rio Tinto plc Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement other than the following dividends if paid or payable in cash:

•	2007 final dividend (being the final dividend for the year ended 31 December 2007) at a level which does not exceed US$ 0.832 per share;

•	2008 interim dividend (being the interim dividend for the six month period ending 30 June 2008) at a level which does not exceed US$ 0.676 per share; and

•	2008 final dividend (being the final dividend for the year ended 31 December 2008) at a level which does not exceed US$ 0.946 per share.

No BHP Billiton securities will be issued pursuant to the US Offer component of the Rio Tinto plc Offer unless and until the Registration Statement on Form F-4, which BHP Billiton plans to file with the SEC in respect of such US Offer, is declared effective by the SEC.

APPENDIX IV - CONDITIONS AND FURTHER ITEMS OF THE RIO TINTO LIMITED OFFER

1  Conditions to the Rio Tinto Limited Offer
The Rio Tinto Limited Offer, which will be made by BHP Billiton Limited, will be made in accordance with Chapter 6 of the Australian Corporations Act (as it applies to BHP Billiton).

The Rio Tinto Limited Offer Conditions are identical to the Rio Tinto plc Offer Conditions set out in Appendix III except that conditions (L), (N) and (T) are omitted (not being conditions to the Rio Tinto Limited Offer) and conditions (A), (M) and (O) are replaced with the following:

Minimum acceptance condition
(A)	at the time the Rio Tinto Limited Offer has become free of conditions (other than this condition (A)), either as a result of the conditions being satisfied or the Rio Tinto Limited Offer being declared free of the conditions, BHP Billiton Limited having a relevant interest in more than 50 per cent of the Publicly-held Rio Tinto Limited Shares on issue;

Quotation of New BHP Billiton Limited Shares
(M)	permission for the admission to quotation of the New BHP Billiton Limited Shares to be issued in connection with the Rio Tinto Limited Offer having be granted by ASX, subject only to:

(i) the allotment and issue of such shares; and

(ii) the provision of the following information to ASX:

(a) the date of allotment and number of shares for which quotation is sought;

(b) confirmation that the shares have been allocated into the issuer sponsored sub register;

(c) a statement setting out the issued capital of BHP Billiton Limited following allotment; and

(d) a statement setting out the names of the 20 largest holders of BHP Billiton Limited Shares and the percentage held by each;

Inter-conditionality of Rio Tinto plc Offer and Rio Tinto Limited Offer
(O)	the Rio Tinto plc Offer having become or having been declared free of all Rio Tinto plc Offer Conditions (other than the Rio Tinto Limited Offer Defeating Condition);

Offers will be made under the Rio Tinto Limited Offer subject to fulfilment of the Rio Tinto Limited Offer Conditions (if the Pre-conditions are satisfied or waived) to each holder of Rio Tinto Limited Shares on the Rio Tinto Limited Register Date, and may be extended in BHP Billiton Limited's discretion to any person who becomes registered, or entitled to be registered as the holder of Rio Tinto Limited Shares from the Rio Tinto Limited Register Date to the end of the Offer Period due to conversion of, or exercise of rights attaching to, securities that exist on the Register Date and (i) will convert, or may be converted, to Rio Tinto Limited Shares or (ii) confer rights to be issued Rio Tinto Limited Shares. Transferees of Rio Tinto Limited Shares will be entitled to accept offers as provided under section 653B of the Australian Corporations Act.

All Rio Tinto Limited Offer Conditions other than Rio Tinto Limited Offer Condition (D) will operate as defeating conditions. Rio Tinto Limited Offer Condition (D) will be a condition precedent to provisions of contracts resulting from acceptance of offers under the Rio Tinto Limited Offer which relate to BHP Billiton acquiring an interest in Rio Tinto Limited Shares becoming binding. Any breach or non-fulfilment of a Rio Tinto Limited Offer Condition may be relied upon only by BHP Billiton Limited which may waive (generally or in respect of a particular event) the breach or non-fulfilment of that condition.

BHP Billiton Limited will not declare the Rio Tinto Limited Offer free of condition (O) unless it has been satisfied.

Under section 625 of the Australian Corporations Act, the Rio Tinto Limited Offer is also subject to a non-waivable condition (subject to any modification by ASIC) that an application for admission of the New BHP Billiton Limited Shares to quotation on ASX be made within 7 days after the date on which the BHP Billiton Bidder's Statement is served on

Rio Tinto Limited and that permission for admission to quotation of those shares on ASX be granted no later than 7 days after the end of the Rio Tinto Limited Offer Period.

In accordance with the Australian Corporations Act, BHP Billiton Limited will be entitled to declare the Rio Tinto Limited Offer free of any of the Rio Tinto Limited Offer Conditions not less than 7 days before the last day of the Rio Tinto Limited Offer Period. However, BHP Billiton Limited will not declare the offers free of Rio Tinto Limited Offer Condition (D) if to do so would result in a contravention of the Australian FATA.

The offers to be made pursuant to Rio Tinto Limited Offer will be governed by the law in force in the State of Victoria, Australia.

2	Certain further terms of the Rio Tinto Limited Offer

Fractions of New BHP Billiton Limited Shares will not be allotted or issued to persons accepting the Offer. Fractional entitlements will be rounded up or down to the nearest whole number (with entitlements to 0.5 of a New BHP Billiton Limited Share being rounded up).

The Rio Tinto Limited Offer will not be registered in any jurisdiction outside Australia (unless an applicable foreign law treats it as registered as a result of the BHP Billiton Bidder’s Statement being lodged with ASIC). Any shareholder who wishes to accept the Rio Tinto Limited Offer must first satisfy itself that such acceptance is permitted by any foreign law applicable to that shareholder. If any authority or clearance under Australian law is required to enable a shareholder in Rio Tinto Limited to receive any consideration under the Rio Tinto Limited Offer, any acceptance of the Rio Tinto Limited Offer will not create any right to receive that consideration unless and until all requisite authorities or clearances have been received. The Rio Tinto Limited Offer may provide that securities which would otherwise be issued to an accepting shareholder resident in a jurisdiction outside Australia may be vested in a nominee and sold, with the net proceeds of sale remitted to the accepting shareholder.

The New BHP Billiton Limited Shares to be issued pursuant to the Rio Tinto Limited Offer have not been and will not be registered under any of the relevant securities laws of Japan. Accordingly, the New BHP Billiton Limited Shares may not be offered, sold or delivered, directly or indirectly, in Japan, except pursuant to exemptions from applicable requirements of such jurisdiction.

Application will be made for New BHP Billiton Limited Shares to be admitted to quotation on ASX. It is expected that admission will become effective upon issue and allotment of the New BHP Billiton Limited Shares to accepting Rio Tinto shareholders and provision of standard information to ASX, and that such New BHP Billiton Limited Shares may be traded on ASX as from that time. The New BHP Billiton Limited Shares will, when issued, be fully paid and rank pari passu in all respects with existing BHP Billiton Limited Shares, including, where the record date for determining entitlements is on or after the date of issue of New BHP Billiton Limited Shares, the right to all dividends and other distributions (if any) declared, made or paid by BHP Billiton Limited save that BHP Billiton reserves the right to withhold any dividend not yet paid for the half year ending 31 December 2008 or any subsequent period if Rio Tinto shareholders would otherwise receive a Rio Tinto dividend and a BHP Billiton dividend for the same period or a substantial part of that period.

Rio Tinto Limited Shares which will be acquired under the Rio Tinto Limited Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the Announcement Date other than the following dividends if paid or payable in cash:

•	2007 final dividend (being the final dividend for the year ended 31 December 2007) at a level which does not exceed US$ 0.832 per share;

•	2008 interim dividend (being the interim dividend for the six month period ending 30 June 2008) at a level which does not exceed US$ 0.676 per share; and

•	2008 final dividend (being the final dividend for the year ended 31 December 2008) at a level which does not exceed US$ 0.946 per share.

APPENDIX V - DEFINITIONS

“ACCC’	Australian Competition and Consumer Commission;

“Acquisition”	the proposed acquisition by BHP Billiton Limited of all of the shares in Rio Tinto plc and all of the shares in Rio Tinto Limited pursuant to the terms (as varied) set out in the
Announcement by means of the Rio Tinto plc Offer and the Rio Tinto Limited Offer
respectively;

“Announcement”	the announcement of the Offers issued by BHP Billiton;

“Announcement Date”	the time of announcement of the Offers, being:
9.30pm London time on 5 February 2008; and
8.30am Melbourne time on 6 February 2008;

“Approval”	a licence, authority, consent, permission, approval, order, clearance, exemption, agreement, recognition, grant, confirmation, waiver, ruling, determination or decision;

“ASIC”	the Australian Securities and Investments Commission;

“ASX”	ASX Limited or the stock exchange conducted by ASX Limited, as the context requires;

“Australia”	the Commonwealth of Australia, its states, territories and possessions;

“Australian
Corporations Act”	the Corporations Act 2001 (Cth);

“Australian Trade
Practices Act”	the Australian Trade Practices Act 1974 (Cth);

“BHP Billiton”	the DLC comprising two listed parent entities - BHP Billiton Plc and BHP Billiton Limited;

“BHP Billiton Bidder’s
Statement”	the document to be sent to Rio Tinto Limited Shareholders pursuant to Chapter 6 of the
Australian Corporations Act which will contain, among other things, the form of offer for the Rio Tinto Limited Offer;

“BHP Billiton EGMs”	the extraordinary general meetings of BHP Billiton Plc shareholders and BHP Billiton
Limited shareholders as may be convened for the purposes of considering, and if thought fit, approving the BHP Billiton Shareholder Resolutions;

“BHP Billiton Group”	BHP Billiton Limited, BHP Billiton Plc and their respective controlled entities;

“BHP Billiton Limited ADRs”	the American depository receipts evidencing BHP Billiton Limited American Depository
Shares each representing two BHP Billiton Limited Shares;

“BHP Billiton
Limited Shares”	the ordinary shares in the share capital of BHP Billiton Limited;

“BHP Billiton Plc ADRs”	the American depository receipts evidencing BHP Billiton Plc American Depository Shares each representing two BHP Billiton Plc Shares;

“BHP Billiton Plc Shares”	ordinary shares of US$0.50 each in the share capital of BHP Billiton Plc;

“BHP Billiton Shareholder
Resolutions”	such resolutions as are necessary by the shareholders of BHP Billiton Plc and BHP Billiton
Limited to approve, implement and effect the Rio Tinto plc Offer and the Rio Tinto Limited
Offer and the acquisition of the Rio Tinto plc Shares and the Rio Tinto Limited Shares
including resolutions to increase the share capital of BHP Billiton Plc and to authorise the creation and allotment of the New BHP Billiton Plc Shares and permit the acquisition of the
Interim Shares by BHP Billiton Plc;

“Canadian Commissioner”	the Commissioner of Competition appointed pursuant to Section 7 of the Competition Act;

“Canadian
Competition Act”	the Competition Act (Canada), R.S.C. 1985, c. C-34 (as amended);

“Constitution”	in relation to a company, means the constitution, or memorandum and articles of association, or other constituent document of, the company;

“DLC”	A dual-listed company;

“Enlarged Group”	the BHP Billiton Group following completion of the Acquisition;

“FATA”	the Foreign Acquisitions and Takeovers Act 1975 (Cth);

“Interim Shares”	the securities to be issued by BHP Billiton Limited to holders of Rio Tinto plc Shares pursuant to the Rio Tinto plc Offer, which securities will immediately be exchanged for New
BHP Billiton Plc Shares;

“Iron Ore Assets”	the iron ore mining rights, mining tenements, leases, licences or other interests in any form including, but not limited to:

(a) any right, title or interest held pursuant to any State Agreement or the Mining Act or under any pending State Agreement or the Mining Act or any approved or pending proposals under any such State Agreement or the Mining Act;

(b) Any right title or interest held pursuant to any Joint Venture Agreement or under any other pending Joint Venture Agreement and approved or pending proposals under any such Joint Venture Agreement;

(c) trademarks, brands, copyright or marketing tools or intellectual property and technology;

(d) any rights under contracts for the sale of iron ore products from Western Australia,

owned, operated, controlled or held by any member of the Rio Tinto Group and any other assets owned, operated or controlled by any member of the Rio Tinto Group in connection with its Iron Ore Business, including, but not limited to:

(a) the Rio Tinto Group’s interest in the Robe River joint venture, including in the mines, rail and port facilities controlled or operated by or pursuant to the Robe River joint venture;

(b) the mines, rail and port facilities owned or operated by Hamersley Iron;

(c) the Rio Tinto Group’s interest in the Hope Downs joint venture, including in the mines, rail and port facilities controlled or operated by or pursuant to the Hope Downs joint venture;

(d) the mines, rail and port facilities owned or operated by Pilbara Iron;

(e) the Rio Tinto Group’s interest in the Rhodes Ridge joint venture, including in the mines, rail and port facilities controlled or operated by or pursuant to the Rhodes Ridge joint venture;

(f) the mines, rail and port facilities at Corumbà, Paraguay;

(g) the Rio Tinto Group’s interest in the Rio Tinto Orissa Mining joint venture, including the studies, the iron ore leases and other property held by the Rio Tinto Orissa Mining joint venture;

(h) the assets including studies and property relating to the Simandou project in West
Guinea;

(i) the Rio Tinto Group’s interest in the Channar joint venture, including in the mines, rail and port facilities controlled or operated by or pursuant to the Channar joint venture;
and

(j) the Rio Tinto Group’s interest in the Eastern Range joint venture, including in the mines, rail and port facilities controlled or operated by or pursuant to the Eastern
Range joint venture;

“Iron Ore Business”	the production or sale of iron ore products using the Iron Ore Assets;

“Joint Venture Agreement”	any agreement pursuant to which any member of the Rio Tinto Group holds an interest in any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity;

“London Stock Exchange”	the London Stock Exchange Plc;

“Material Rio Tinto
Agreement”	any agreement, arrangement, licence, permit or other instrument that is material in the context of the business of the Rio Tinto Group and to which any member of the Rio Tinto
Group is a party or by which any such member or any of its assets may be bound, entitled or subject. An agreement, arrangement, licence, permit or other instrument is taken to be material in the context of the business of the Rio Tinto Group if the termination of it would or would be likely to materially adversely affect the value of the long-term revenues or costs or the assets or liabilities of the Rio Tinto Group;

“Material Rio Tinto Asset”	(a) any business, asset (including shares or other securities) or property of any member of the Rio Tinto Group which is material in the context of the business of the Rio Tinto
Group; or

(b) any Iron Ore Asset that is material in the context of the Iron Ore Business.
For the avoidance of doubt, a reference in paragraph (a) above to assets includes (without limitation) Iron Ore Assets;

“Mining Act”	the Mining Act 1978 (Western Australia);

“New BHP Billiton
Limited Shares”	the BHP Billiton Limited Shares to be issued pursuant to the Rio Tinto plc Offer or the Rio
Tinto Limited Offer;
“New BHP Billiton Plc
Shares”	the BHP Billiton Plc Shares to be issued pursuant to the Rio Tinto plc Offer;

“Offers”	the Rio Tinto Limited Offer and the Rio Tinto plc Offer;

“Pre-conditions”	the pre-conditions to the posting of the Rio Tinto plc Offer Document and related Rio Tinto plc Offer Form of Acceptance and the BHP Billiton Bidder's Statement and related Rio Tinto
Limited Offer Form of Acceptance which are set out in Appendix II and “Pre-condition”
means any of them;

“Public Authority”	any government or any governmental, semi-governmental, administrative, trade, regulatory, statutory or judicial entity, tribunal, authority, agency or association, whether in Australia or elsewhere, including the ACCC. It also includes any governor, governor-in-council, minister of state or other government official and any self-regulatory organisation established under statute or any stock exchange. However, when used in Condition (I), it does not include the Australian Takeovers Panel, ASIC or any court that hears or determines proceedings under section 657G of the Australian Corporations Act or proceedings commenced by a person specified in section 659B(1) of the Australian Corporations Act in relation to the Acquisition;

“Publicly-held Rio Tinto
Limited Shares”	the Rio Tinto Limited Shares the beneficial owners of which are not Rio Tinto plc or a subsidiary of Rio Tinto plc, where subsidiary has the meaning ascribed to that term in section 736 of the Companies Act 1985 (United Kingdom) as at the date of adoption of the constitution of Rio Tinto Limited, being 24 May 2000;

“Regulatory Information
Service”	the Company Announcements Office and/or the RNS provided by the London Stock
Exchange and/or any other channel recognised from time to time as a channel for the dissemination of regulatory information by listed companies under the UK Listing Rules;

“Relevant Acquisition”	an acquisition of:
(a) Rio Tinto plc Shares by BHP Billiton Limited;
(b) Rio Tinto Limited Shares by BHP Billiton Limited;
(c) Interim Shares by BHP Billiton Plc; or
(d) BHP Billiton Limited Shares issued as consideration for the acquisition of the Rio Tinto
Limited Shares that were held by Tinto Holdings Australia Pty Ltd or a member of the
Rio Tinto Group;

“Relevant Period”	the period commencing on the Announcement Date and ending at the end of:
(a) with respect to the Rio Tinto plc Offer, the Rio Tinto plc Offer Period; and
(b) with respect to Rio Tinto Limited, the Rio Tinto Limited Offer Period;

“Rio Tinto”	the DLC comprising two listed entities – Rio Tinto plc and Rio Tinto Limited;

“Rio Tinto DLC Agreements”	the agreements and documents constituting the Rio Tinto DLC including the DLC Merger
Sharing Agreement between Rio Tinto plc and Rio Tinto Limited, the RTZ Shareholder
Voting Agreement and the CRA Shareholder Voting Agreement between, among others, Rio
Tinto plc, Rio Tinto Limited and Law Debenture Trust Corporation plc, and certain Trust
Deeds and Deed Polls, each dated on or about 21 December 1995 (as amended at the
Announcement Date);

“Rio Tinto Group”	Rio Tinto Limited, Rio Tinto plc and their respective controlled entities;

“Rio Tinto Limited Offer”	the takeover bid to be made by BHP Billiton Limited for Rio Tinto Limited Shares once the
Pre-conditions have been satisfied or waived (as varied or extended);
“Rio Tinto Limited Offer
Conditions”	the conditions of the Rio Tinto Limited Offer described in Appendix IV;

“Rio Tinto Limited Offer
Defeating Condition”	the Rio Tinto plc Offer Condition which relates to the fulfilment or waiver of the Rio Tinto
Limited Offer Conditions, being paragraph (O) of the Rio Tinto plc Offer Conditions;

“Rio Tinto Limited Offer
Form of Acceptance”	the form of acceptance and authority relating to the Rio Tinto Limited Offer accompanying the BHP Billiton Bidder's Statement;

“Rio Tinto Limited Offer
Period”	the period during which the Rio Tinto Limited Offer is open for acceptance;

“Rio Tinto Limited
Register Date”	the date set by BHP Billiton Limited under section 633(2) of the Australian Corporations Act
(as it applies to Rio Tinto Limited);

“Rio Tinto Limited Shares”	fully paid ordinary shares in the capital of Rio Tinto Limited being shares which exist at the
Rio Tinto Limited Register Date or come into existence during the Rio Tinto Limited Offer
Period as a result of the conversion of, or exercise of rights attached to, options or other securities issued under the Rio Tinto Limited Share Schemes being options or securities in existence at the Rio Tinto Limited Register Date;

“Rio Tinto Limited Share
Schemes”	the Rio Tinto Limited Share Option Plan, Rio Tinto Limited Share Savings Plan and Rio Tinto
Limited Mining Companies Comparative Plan;

“Rio Tinto Limited
Shareholders”	the holders of Rio Tinto Limited Shares;

“Rio Tinto plc ADRs”	the American depository receipts evidencing Rio Tinto plc American Depository Shares each representing four Rio Tinto plc Shares;

“Rio Tinto plc Offer”	the offer for Rio Tinto plc Shares, including the US Offer, to be made by BHP Billiton Limited once the Pre-conditions have been satisfied or waived, in the terms and conditions set out in Appendix III and to be set out in the Rio Tinto plc Offer Document and the Registration
Statement on Form F-4 including, where the context so requires, any subsequent revision, variation, extension or renewal of the Rio Tinto plc Offer;

“Rio Tinto plc Offer
Conditions”	the conditions of the Rio Tinto plc Offer set out in Appendix III;

“Rio Tinto plc Offer
Defeating Condition”	the Rio Tinto Limited Offer Condition which relates to the fulfilment or waiver of the
Rio Tinto plc Offer Conditions, being paragraph (O) of the Rio Tinto Limited Offer
Conditions;

“Rio Tinto plc Offer
Document”	the document to be sent to Rio Tinto plc Shareholders once the Pre-conditions have been satisfied or waived, containing and setting out the full terms and conditions of the Rio
Tinto plc Offer;

“Rio Tinto plc Offer Form
of Acceptance”	the form of acceptance and authority relating to the Rio Tinto plc Offer accompanying the
Rio Tinto plc Offer Document;

“Rio Tinto plc Offer Period”	the period during which offers made under the Rio Tinto plc Offer are open for acceptance;

“Rio Tinto plc Shareholders”	the holders of Rio Tinto plc Shares;

“Rio Tinto plc Shares”	the existing unconditionally allotted or issued and fully paid (or credited as fully paid)
ordinary shares of 10p each in the capital of Rio Tinto plc and any further such shares which are unconditionally allotted or issued on or prior to the date on which the Rio Tinto plc Offer closes or, subject to the provisions of the UK Code, such earlier date or dates as
BHP Billiton Limited may decide;

“SEC”	United States Securities and Exchange Commission; 59

“Securities Act”	US Securities Act of 1933, as amended;

“South African
Competition Act”	South African Competition Act, 89 of 1998, as amended;

“State Agreement”	any Government agreement pursuant to the Government Agreements Act 1979 (Western
Australia);

“UK Code”	The City Code on Takeovers and Mergers;

“UK Companies Act 2006”	the Companies Act 2006 (UK);

“UKLA” or “UK Listing
Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“UK Listing Rules”	the listing rules of the UK Listing Authority;

“UK Official List”	the official list maintained by the UK Listing Authority;

“UK Panel”	The Panel on Takeovers and Mergers;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia, and all other areas subject to its jurisdiction; and

“US Offer”	part of the Rio Tinto plc Offer being the offer to US holders of Rio Tinto plc Shares and to holders of Rio Tinto plc ADRs wherever located to be made by BHP Billiton Limited once the
Pre-conditions have been satisfied or waived, in the terms and conditions set out in
Appendix III and to be set out in the Registration Statement on Form F-4 including where the context so requires, any subsequent revision, variation, extension or renewal of the US
Offer.

For the purpose of these definitions, an entity that is controlled by another entity is a "controlled entity" of the other entity. An entity controls a second entity if the first entity has the capacity to determine the outcome of decisions about the second entity's financial and operating policies. In determining whether the first entity has this capacity:

–	the practical influence the first entity can exert (rather than the rights it can enforce) is the issue to be considered;
and
–	any practice or pattern of behaviour affecting the second entity's financial or operating policies is to be taken into account (even if it involves a breach of an agreement or a breach of trust).

However:
(i)	the first entity does not control the second entity merely because the first entity and a third entity jointly have the capacity to determine the outcome of decisions about the second entity's financial and operating policies;

(ii)	if the first entity:
	–	has the capacity to influence decisions about the second entity's financial and operating policies; and
	–	is under a legal obligation to exercise that capacity for the benefit of someone other than the first entity's members;
the first entity is taken not to control the second entity.

Rio Tinto seeks to minimise our impact on the environment. Please consider recycling.